Exhibit 99.1

[LOGO] CONMEND(R)
       -----------
       CORPORATION

NEWS RELEASE

                                                         CONTACT:
                                                         CONMED Corporation
                                                         Robert Shallish, Jr.
                                                         Chief Financial Officer
                                                         315-624-3206

FOR RELEASE: 9:15 AM Eastern November 11, 2004

                    CONMED CORPORATION ANNOUNCES ISSUANCE OF
                   2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES

Utica, New York, November 11, 2004 ----- CONMED Corporation (Nasdaq: CNMD) announced today that it has completed its offering, in a private placement, of $150 million in aggregate principal amount of 2.50% convertible senior subordinated notes due 2024. The issuance includes the full exercise of the initial purchasers' option to purchase up to an additional $25 million of the 2.50% convertible senior subordinated notes.

The convertible notes are subordinated unsecured obligations of the Company. The notes will be convertible into cash and, if applicable, shares of the Company's common stock based on an initial conversion rate, subject to adjustment, of
26.1849 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $38.19 per share), under certain circumstances. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of the Company for the note's conversion value in excess of the principal amount.

The convertible notes will mature on November 15, 2024 and will not be redeemable by the Company prior to November 15, 2011. The holders of the convertible notes will be able to require the Company to repurchase some or all of the convertible notes on November 15, 2011, 2014 and 2019.

The Company intends to use approximately $115 million of the net proceeds from the offering to repay borrowings under its senior credit agreement and has used approximately $30 million of the remaining net proceeds to repurchase its common stock in privately negotiated transactions.

The convertible notes have been offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the Company's current expectations and beliefs, including the amount of borrowings under the Company's senior credit agreement to be repaid.